Investors/Corporate:                                    Media:

    David S. Bassin, CFO                                                                                                           Marcia Frederick
    inVentiv Health, Inc.                                                                                                             inVentiv Health, Inc.
   (732) 537-4804                                                                                                                        (614)543-6281
    investor@inventivhealth.com                    mfrederick@inventivhealth.com

inVentiv Health Promotes Blane Walter to CEO;
Eran Broshy Named Executive Chairman
Smooth Transition; No Change to Strategy
SOMERSET, NEW JERSEY, May 29, 2008 ― inVentiv Health, Inc. (NASDAQ: VTIV), a leading provider of commercialization services to the global pharmaceutical and healthcare industries, today announced that its board of directors has approved the appointment of Blane Walter as chief executive officer. Walter will assume his new role effective June 11 following the company’s 2008 annual shareholder meeting. Eran Broshy, the company’s long-term chief executive officer and chairman, has been appointed to the newly-created position of executive chairman of the board and will work closely with Walter to shape the company’s future. The board expects a smooth transition and no change to inVentiv’s strategy.

"We have successfully transformed inVentiv over the last several years to its current leadership position and delivered five consecutive years of record profitability and growth," said Broshy. "Blane's leadership, business acumen and industry experience have contributed greatly to our success and I couldn’t imagine a better successor to take inVentiv to the next level. This is a natural evolution in our phased leadership succession plan. I look forward to working closely with Blane and serving inVentiv’s shareholders as executive chairman."

Walter, currently president of inVentiv Health, joined the company in conjunction with inVentiv’s acquisition of inChord Communications in 2005, where he was the long-standing chairman and CEO. Walter built inChord over a period of eleven years from a 35-person advertising agency to become the largest privately-held healthcare communications company in the world with a staff of over 1,000 professionals. Upon joining inVentiv in 2005, Walter became president and CEO of inVentiv Communications, and further grew the business to its current staff of over 1,300 professionals. In 2007, Walter was promoted to president of inVentiv Health with oversight responsibility for all of inVentiv’s operating divisions.

“It has been our goal to build a strong and diversified business model that excels in providing healthcare clients with a comprehensive range of service offerings to accelerate their success,” said Walter. “It is a tribute to Eran’s vision and leadership that we are now uniquely positioned to take advantage of the current market dynamics. Our focus is and continues to be to leverage our unique combination of best-in-class services to effectively innovate and execute for our clients. In the last year, we have demonstrated positive progress on delivering integrated services, but there are many more opportunities available to us. I am excited to be assuming the CEO role at this juncture, and leading our highly talented team to fully realize these opportunities for our clients."

Under Broshy’s leadership, inVentiv Health’s revenues grew from $215 million in 2002 to $977 million in 2007, and its market capitalization increased from under $65 million in 2002 to over $1.1 billion today. Broshy led the growth and development of inVentiv as it became one of the world’s preeminent providers of commercialization services to the global pharmaceutical and healthcare industries. In addition to delivering 17% pro-forma organic annual growth in net revenues from 2002 to 2007, he led an aggressive acquisition strategy that included over 15 deals over the last four years.

About inVentiv Health

inVentiv Health, Inc. (NASDAQ: VTIV) is an insights-driven global healthcare leader that provides dynamic solutions to deliver customer and patient success. inVentiv delivers its customized clinical, sales, marketing and communications solutions through its four core business segments: inVentiv Clinical, inVentiv Communications, inVentiv Commercial, and inVentiv Patient Outcomes. inVentiv Health's client roster is comprised of more than 350 leading pharmaceutical, biotech, life sciences and healthcare payor companies, including all top 20 global pharmaceutical manufacturers. For more information, visit www.inVentivHealth.com.